Exhibit 99.1
Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871
NEWS RELEASE

Investor Relations Contact: John J. Walker SVP & Chief Financial Officer 212-658-5804 john.walker@bowne.com	Media Contact: Pamela Blum Director of Corporate Communications 212-658-5884 pamela.blum@bowne.com
FOR IMMEDIATE RELEASE
BOWNE AMENDS AND EXTENDS ITS $150 MILLION CREDIT FACILITY THROUGH MAY 2011
Retains total committed amount of original credit facility
NEW YORK, April 2, 2009 — Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications services, today announced it has entered into an Amended and Restated Credit Agreement. The Amended Facility retains the total committed amount of the original facility –$150 million – and extends the terms of the facility to May 2011. J.P. Morgan Securities, Inc. and Bank of America, NA were Joint Lead Arrangers for the Amended Facility.
“Given the current credit environment, we’re extremely pleased that we have amended and extended our credit facility,” said Dave Shea, Chairman and Chief Executive Officer. “We believe we have a strong business strategy in place, and the support we’ve received from our bank group further solidifies our optimism as we look toward the future. Our credit facility provides us with flexibility to manage through the current recessionary environment and positions us to capture revenue opportunities quickly when the markets return.”
The Facility has been restructured as an asset-based loan consisting of Term Loans of $27.0 million and a Revolving Credit Facility of $123.0 million (“Revolver”).The $27.0 million Term Loans will amortize in quarterly installments and have an interest rate based on the London InterBank Offered Rate (“LIBOR”) plus 4.25% in the case of Eurodollar loans, or a base rate plus 3.25% in the case of Base Rate loans.
The $123.0 million Revolver has an interest rate of LIBOR plus 4.00% in the case of Eurodollar loans, or a base rate plus 3.00% in the case of Base Rate loans, and borrowings will be subject to certain levels of receivables and inventories.
The facility is subject to customary covenants including a fixed charge coverage ratio, as well as a restriction on cash dividends.
The Company originally announced that it had received bank commitments to amend and extend its credit facility on March 19, 2009. All closing conditions have been met, and the amendment and extension was finalized on March 31, 2009. Further information on the Amended and Restated Credit Agreement will be available in the Company’s Form 8-K, which will be filed with the Securities and Exchange Commission.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Investment managers and third party fund administrators count on Bowne’s integrated solutions to streamline their document processes and produce high quality communications for their shareholders. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,000 employees in 55 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
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